Exhibit 21.1
SUBSIDIARIES AS OF JANUARY 31, 2025

Name	Jurisdiction
Adaptive Insights Co., Ltd.	Japan
Adaptive Insights Limited	United Kingdom
Adaptive Insights LLC	Delaware
Adaptive Insights Pty Ltd.	Australia
Adaptive Insights, Ltd.	Canada
'Alohi Insurance, Inc.	Hawaii
Canada Workday ULC	Canada
Evisort LLC	Delaware
HiredScore LLC	Delaware
Peakon ApS	Denmark
PT Workday Indonesia Services	Indonesia
Scout RFP LLC	Delaware
Tri-Valley Resellers, LLC	Delaware
Vineyard Sound, LLC	Delaware
VNDLY LLC	Delaware
Workday (Beijing) Co., Ltd.	China
Workday (NZ) Unlimited	New Zealand
Workday (Thailand) Co., Ltd.	Thailand
Workday (UK) Limited	United Kingdom
Workday Asia Pacific Limited	Hong Kong
Workday Australia Pty Ltd	Australia
Workday Austria GmbH	Austria
Workday B.V.	The Netherlands
Workday Belgium	Belgium
Workday Costa Rica SRL	Costa Rica
Workday CZ s.r.o	Czech Republic
Workday Denmark ApS	Denmark
Workday España SL	Spain
Workday Finland Oy	Finland
Workday France	France
Workday Global, Inc.	Delaware
Workday GmbH	Germany
Workday India Private Limited	India
Workday Israel Ltd.	Israel
Workday Italy S.r.l.	Italy
Workday K.K.	Japan
Workday Korea Limited	South Korea
Workday Latvia SIA	Latvia
Workday Limited	Ireland
Workday Limited - Liechtenstein Branch Office	Ireland/Liechtenstein
Workday Limited - South Korea Branch	Ireland/South Korea
Workday Malaysia Sdn. Bhd.	Malaysia
Workday Mexico, S. de R.L. de C.V.	Mexico
Workday Norway AS	Norway
Workday Polska sp. z.o.o	Poland
Workday Singapore Pte. Ltd.	Singapore
Workday South Africa (Pty) Ltd	South Africa
Workday Sweden Aktiebolag	Sweden
Workday Switzerland GmbH	Switzerland
Workday Taiwan Limited	Taiwan
Zimit LLC	Delaware